Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

555 Mission Street, Suite 3000, San Francisco, California 94105-2933

(415) 393-8200

www.gibsondunn.com

November 2, 2009

Direct Dial (415) 393-8200

Amazon.com, Inc.

1200 12th Avenue South, Suite 1200

Seattle, Washington 98144-2734

Re:	Amazon.com, Inc. Post-Effective Amendment No. 1 to
Registration Statement on Form S-8 to Form S-4 (File No. 333-160831)

Ladies and Gentlemen:

We have acted as counsel to Amazon.com, Inc., a Delaware corporation (“Amazon.com”), in connection with the preparation of the post-effective amendment No. 1 to the Registration Statement on Form S-8 to Form S-4 (File No. 333-160831) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by Amazon.com of up to 910,000 shares of Amazon.com common stock, par value $0.01 per share (the “Shares”), subject to issuance by Amazon.com upon exercise of options granted under the Zappos.com, Inc. 2009 Stock Plan (formerly the 1999 Stock Plan), as last amended July 20, 2009 (the “Plan”) assumed by Amazon.com as of November 1, 2009 pursuant to the terms of the Agreement and Plan of Merger, dated as of July 22, 2009, by and among Amazon.com, Zeta Acquisition, Inc., a California corporation and wholly-owned subsidiary of Amazon.com, Zappos.com, Inc., a California corporation (“Zappos.com”), and Alfred Lin solely in his capacity as the initial Shareholder Representative thereunder.

In arriving at the opinions expressed below, we have examined the Plan and originals, or photostatic or certified copies, of such records of Amazon.com and certificates of officers of Amazon.com, of public officials and of such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinions hereinafter set forth. In our examination, we have assumed the genuineness of all

Amazon.com, Inc.

November 2, 2009

signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among Amazon.com or Zappos.com and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by Amazon.com during the course of our investigations, on which we have relied in issuing the opinion set forth below.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions. We render no opinion herein as to matters involving any laws other than the State of California and the Delaware General Corporation Law, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We are admitted to practice in the State of California and we are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and California law, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Plan and against payment therefor, will be validly issued and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP